EXHIBIT 99.1

Broadcom Announces Michael Hurlston as
Executive Vice President of Worldwide Sales

IRVINE, Calif. – March 26, 2013 – Broadcom Corporation (NASDAQ: BRCM), a global innovation leader in semiconductor solutions for wired and wireless communications, today announced the promotion of Michael Hurlston to Executive Vice President of Worldwide Sales effective April 1, 2013. He replaces Thomas Lagatta, who will continue with Broadcom until he retires at the end of 2013, serving as Executive Vice President of Business Development reporting to Scott McGregor, Broadcom’s President and Chief Executive Officer.

Hurlston most recently served as Senior Vice President and General Manger of the Wireless Connectivity Combo business. He joined Broadcom in 2001 and has demonstrated a formidable track record of excellence as an engineer, product manager and general manager. He is credited with making a substantial impact to Broadcom’s wireless connectivity growth over the last decade.

“Broadcom prides itself on developing a strong bench of leaders,” said Scott McGregor, President and Chief Executive Officer, Broadcom Corporation. “Tom did an exceptional job and brought a level of excellence to our sales organization. We now look to Mike to grow our business further. He is an outstanding leader with extensive experience in wireless connectivity and advanced semiconductors and brings a strong combination of technical and business acumen to his new role.”

In his new position, Hurlston will lead the company’s world-class sales organization in delivering transformative connectivity technologies to Broadcom’s customers and help continue to drive unmatched speed, power efficiency and design quality to the broadest reaches of the global communications industry.

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About Broadcom
Broadcom Corporation (NASDAQ: BRCM), a FORTUNE 500® company, is a global leader and innovator in semiconductor solutions for wired and wireless communications. Broadcom® products seamlessly deliver voice, video, data and multimedia connectivity in the home, office and mobile environments. With the industry’s broadest portfolio of state-of-the-art system-on-a-chip and embedded software solutions, Broadcom is changing the world by Connecting everything®. For more information, go to www.broadcom.com.

Broadcom®, the pulse logo, Connecting everything®, and the Connecting everything logo are among the trademarks of Broadcom Corporation and/or its affiliates in the United States, certain other countries and/or the EU. Any other trademarks or trade names mentioned are the property of their respective owners.

Contacts
Press	Investors
Karen Kahn	Chris Zegarelli
Vice President, Corporate Communications	Senior Director, Investor Relations
415-297-5035	949-926-7567
kkahn@broadcom.com	czegarel@broadcom.com

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